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                                                                    EXHIBIT 99.1

                                                  NEWS RELEASE
                                                  FOR IMMEDIATE RELEASE

                                                  CONTACT: MERILYN H. HERBERT
                                                  VICE PRESIDENT, INVESTOR
                                                  RELATIONS
                                                  (615) 370-1377

                   PROVINCE HEALTHCARE COMPLETES HOSPITAL SALE

         Brentwood, TN, December 21, 2000 - Province Healthcare Company (Nasdaq:
PRHC) announced the completion of the sale of General Hospital in Eureka, California to St. Joseph Health Systems. The effective date of the sale is December 22, 2000 and the sales price is approximately $26.5 million plus approximately $5.0 million of working capital.

         Province Healthcare Company will record an after tax gain of approximately $3.4 million on the sale of General Hospital in the fourth quarter of 2000. The Company does not expect future earnings to be impacted as a result of this sale and the sale of Ojai Valley Community Hospital which closed on October 1, 2000. Annually, the two hospitals had revenues of approximately $48.5 million, EBITDA of approximately $5.5 million, and depreciation and amortization of $3.2 million. Interest expense will decrease by approximately $2.3 million as a result of reducing outstanding debt from the proceeds of the sales.

         Province Healthcare is a provider of health care services in attractive non-urban markets in the United States. The Company owns or leases 14 general acute care hospitals in nine states with a total of 1,326 licensed beds. The Company also provides management services to 40 primarily non-urban hospitals in 16 states with a total of 3,166 licensed beds.

         Contact: Merilyn H. Herbert, Province Healthcare Company (PRHC) at
(615) 370-1377.